Exhibit 99.1

PROFICIENT AUTO LOGISTICS provides update on expected OPERATING AND financial METRICS for third quarter of fiscal 2024; sets date to report third quarter financial results

JACKSONVILLE, FLORIDA – October 16, 2024 — Proficient Auto Logistics, Inc. (NASDAQ: PAL) today provided an update on certain expected operating and financial metrics for the third quarter of fiscal 2024.

As noted during the Company’s second quarter earnings call in early August, unit volumes slowed during June with the slowdown continuing into July. While there were specific events in July – such as seasonal plant closures during the first two weeks of the month – the Company also made note of its OEM customers’ cautionary tone regarding their outlook for the second half of 2024.

Weakness in unit volumes continued throughout the third quarter of 2024, resulting in estimated unit volumes of flat to a decline of 1% compared to combined unit volumes for the third quarter of 2023. Volume underperformance resulted primarily from significantly less dedicated fleet, brokerage and spot buy opportunities, which are typically at premium pricing, the combined result being an estimated $90 - $92 million in revenue for the third quarter, which represents a decline of 14 - 16% compared to combined revenue for the third quarter of 2023. Given the reduced level of revenue and resulting loss of operating leverage, the Company expects that net income for the third quarter of 2024 will be significantly degraded compared to results reported for the quarter ended June 30, 2024.

Macroeconomic factors affecting unit volumes include a decline in vehicle SAAR (seasonally adjusted annual sales rates), which for the full quarter ending September 30, 2024, was estimated to be lower by 1.9% compared to the same quarter in 2023. The Company’s management notes industry commentary that vehicle sales were negatively impacted by consumers feeling the adverse effect of an uncertain job market as well as possibly waiting for anticipated interest rate cuts before committing to big ticket purchases such as autos.

The Company’s longer-term operating initiatives, including post-acquisition integration efforts, remain on pace and the Company is seeing evidence of on-going improvement in its competitive position in the auto hauling industry, both from increased market share as well as the recent acquisition of the Auto Transport Group, LC. While a protracted east coast longshoremen strike could have negatively impacted unit volumes during the fourth quarter of 2024 and beyond, the short duration of the work stoppage should have a modest impact at most. The Company will provide further details regarding these matters when it reports its final results for the third quarter of 2024 in early November.

The preceding information reflects our preliminary estimates with respect to our operating results for the three months ended September 30, 2024, which are based on currently available information and are subject to change. We have provided ranges, rather than specific amounts, for the preliminary operating results described above primarily because our financial closing procedures for the three months ended September 30, 2024, are not yet complete and, as a result, our final operating results upon completion of our closing procedures may vary from these preliminary estimates. These preliminary estimates should not be viewed as a substitute for interim financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The preliminary operating results have been prepared by, and are the responsibility of, the Company’s management. This information has not been subjected to audit, review or agreed-upon procedures of any audit firm, and therefore, there is no independent opinion or any other form of assurance with respect thereto.

Conference Call

The Company will host an investor conference call at 9:00 a.m. EST on November 8, 2024, to discuss its final results for the third quarter of 2024. Investors are invited to join the conference call by registering through this link: https://register.vevent.com/register/BIa4ca1dc40b7a4f09acf1b73b5360ddb5; once registered, you will receive a dial-in and a unique pin to join the conference. You may also join the listen-only Webcast at: https://edge.media-server.com/mmc/p/b6j4vkr5.

About Proficient Auto Logistics

We are a leading non-union, specialized freight company focused on providing auto transportation and logistics services. Through the combination of five industry-leading operating companies in conjunction with our IPO in May 2024, we operate one of the largest auto transportation fleets in North America. We offer a broad range of auto transportation and logistics services, primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, or regional rail yards to auto dealerships around the country.

Investor Relations:

Brad Wright

Chief Financial Officer and Secretary

Phone: 904-506-4317

email: Investor.relations@proficientautologistics.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to possible or assume future results of our business, financial condition, results of operations, liquidity, plans and objectives. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections regarding future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” in our Registration Statement on Form S-1 (333-278629) (the “Registration Statement”), and elsewhere in the Registration Statement. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, the Company’s expectation regarding its third quarter operating and financial results and the economic conditions in the markets in which the Company operates.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.